EXHIBIT 23-1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-57640 and 333-84446), on Form S-4 (File No. 333-37082) and on Form S-8 (File Nos. 333-61390 and 333-49780) of Exelon
Corporation and Subsidiary Companies of our report dated January 29, 2002, except for Note 26 for which the date is March 1, 2002 and except for Note 2 for which the date is October 18, 2002, relating to the financial statements, which appears in the current report on Form 8-K/A dated October 30, 2002, which is incorporated by reference in this Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated January 29, 2002 relating to the financial statement schedule, which appears in this Form 10-K/A.


PricewaterhouseCoopers LLP
Chicago, Illinois

October 30, 2002